Issuer Free Writing Prospectus, dated December 3, 2013

(Relating to Preliminary Prospectus Filed December 2, 2013)

Filed Pursuant to Rule 433

Registration Statement No. 333-190904

Dear AMC associates,

As most of you know, after almost a decade in private hands, AMC Entertainment Holdings, Inc. (the parent company for AMC Theatres) is going public.

For the benefit of all associates, we are reserving a number of shares in our initial public stock offering (IPO) for you to reserve on a first-come, first-serve basis. The price per share will be determined by negotiations between us and the underwriters of the IPO, but it will be the same price per share as offered to Wall Street investors. As an additional benefit, you will have the opportunity to reserve stock 24 hours in advance, in order to ensure as many shares as possible are available to associates at the offering price.

Each of you work hard to serve our guests every day, and your leadership team and I know we wouldn’t be here without you. We thought it was right for you to have a shot at owning a piece of our business at the same price as Wall Street investors. We are, by the way, making a similar offer to AMC Stubs members. We value their business and their loyalty, and wanted to recognize them in some way during this process.

To execute this idea, we have opted to use the LOYAL3 Social IPO platform, an innovative new way to bring IPOs to market, where you can buy from $100 to $2,500 of our stock, and sell stock, with no fees. If this interests you, please click here to learn more.

AMC has always been at the forefront of innovation in our industry.  Our long term success as a company hinges on your work and our continued ability to innovate and stay ahead.  Offering the IPO in this manner, through this platform, is but one of the many ways we nurture that innovative spirit.

Thank you again for everything you do.

See you at the movies,

Gerry Lopez

President & Chief Executive Officer, AMC Theatres

AMC ENTERTAINMENT HOLDINGS, INC. (THE “COMPANY”) HAS FILED A REGISTRATION STATEMENT (INCLUDING A PRELIMINARY PROSPECTUS) WITH THE SECURITIES AND EXCHANGE COMMISSION (THE “SEC”) FOR THE OFFERING TO WHICH THIS COMMUNICATION RELATES. BEFORE YOU INVEST, YOU SHOULD READ THE PRELIMINARY PROSPECTUS IN THAT REGISTRATION STATEMENT AND OTHER DOCUMENTS THE COMPANY HAS FILED FOR MORE COMPLETE INFORMATION ABOUT THE COMPANY AND THIS OFFERING. YOU MAY GET THESE DOCUMENTS FOR FREE BY VISITING EDGAR ON THE SEC WEB SITE AT WWW.SEC.GOV. ALTERNATIVELY, THE COMPANY WILL ARRANGE TO SEND YOU THE PROSPECTUS IF YOU REQUEST IT BY CALLING THE COMPANY TOLL-FREE AT (866) 248-3872.

LOYAL3 Securities, Inc., a US-registered broker-dealer, is acting as an underwriter in the AMC IPO.